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                              PROSPECTUS SUPPLEMENT
                     (To Prospectus dated November 24, 1998)


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                                6,603,524 Shares


                        MODIS PROFESSIONAL SERVICES, INC.

                                  Common Stock


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          The date of this Prospectus Supplement is February 22, 1999.


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     The following replaces in its entirety the "Selling  Shareholders"  section of Modis Professional Services, Inc.'s prospectus dated November 24, 1998.


                              SELLING SHAREHOLDERS

     The following table sets forth (i) the name of each of the Selling Shareholders, (ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the offering and being offered hereby, and
(iii) the number of shares of Common Stock beneficially owned by each Selling Shareholder after completion of the offering.

                                                            Shares
                                                         Beneficially                      Shares Beneficially
                                                        Owned Prior to         Shares             Owned
                 Selling Shareholder                    Offering (1)(2)    Being Offered    After Offering(2)
                 -------------------                    ---------------    -------------   -------------------
Richard A. Koplow(3) ...............................            416,136          416,136                     0

Florence Koplow(4) .................................            337,484          337,484                     0

Lawrence E. Derito(5) ..............................            151,561          151,561                     0

Brent Road Limited Partnership(6) ..................             78,652           78,652                     0

The Lexington Trust, dated December 24, 1985(7).....             73,089           73,089                     0

The Concord Trust, dated December 28, 1985(8) ......             73,089           73,089                     0

Charles A. Murray (9)...............................          2,690,248        2,690,248                     0

John L. Connolly (10)...............................          1,475,570        1,475,570                     0

Alan T. Schiffman, John Hopkins, and Kenneth                     45,985           45,985                     0
S. Foreman, Trustees U/A/D September 30, 1996
for the benefit of Kate L. Connolly (11)............

Alan T. Schiffman, John Hopkins, and Kenneth                     45,985           45,985                     0
S. Foreman, Trustees U/A/D September 30, 1996
for the benefit of Steven J. Connolly (12)..........

Alan T. Schiffman, John Hopkins, and Kenneth                     45,985           45,985                     0
S. Foreman, Trustees U/A/D December 23, 1997
for the benefit of Kate L. Connolly (13)............

Alan T. Schiffman, John Hopkins, and Kenneth                     45,985           45,985                     0
S. Foreman, Trustees U/A/D December 23, 1997
for the benefit of Steven J. Connolly (14)..........

Mark O'Connor, John Campbell, and John                           45,985           45,985                     0
Hopkins, Trustees U/A/D September 30, 1996 for
the benefit of Molly Sara Murray  (15)..............

Mark O'Connor, John Campbell, and John                           45,985           45,985                     0
Hopkins, Trustees U/A/D September 30, 1996 for
the benefit of Melissa Hannah Murray (16)...........

Mark O'Connor, John Campbell, and John                           45,985           45,985                     0
Hopkins, Trustees U/A/D December 19, 1997 for
the benefit of Melissa Hannah Murray (17)...........

Mark O'Connor, John Campbell, and John                           45,985           45,985                     0
Hopkins, Trustees U/A/D December 19, 1997 for
the benefit of Molly Sara Murray (18)...............

Cathy F. Schermer (19)..............................            863,879          863,879                     0

Consulting Partners, Inc.
 Employee Stock Ownership Plan and Trust (20).......             10,936           10,936                     0

Bear Stearns & Co., Inc. (21) ......................            227,864          227,864                     0

The Christine and John L. Connolly Foundation ......             65,000           65,000                     0

TOTAL ..............................................          6,603,524        6,603,524                     0

     (1) All share ownership information was provided to the Company by the Selling Shareholders.

     (2) Assumes that all of the shares held by the Selling Shareholders and being offered hereby are sold, and that the Selling Shareholders acquire no additional shares of Common Stock prior to completion of this offering. Other than Charles A. Murray and John L. Connolly, each Selling Shareholder beneficially owns less than 1% of the total number of shares of Common Stock outstanding. Mr. Murray owns approximately 2.8% of the total number of shares of Common Stock outstanding. Mr. Connolly owns approximately 1.6% of the total number of shares of Common Stock outstanding.

     (3) Mr. Koplow served as Chairman of the Board and Treasurer of Office Specialists, Inc. prior to its acquisition by the Company. Includes (i) 146,178 shares beneficially owned as co-trustee of two trusts for the benefit of Mr. Koplow's children and (ii) 78,652 shares beneficially owned as the general partner of a partnership, the limited partner of which is one of Mr. Koplow's minor children. Does not include 191,306 shares held by Mr. Koplow's wife, Florence Koplow. Mr. Koplow disclaims beneficial ownership of all such shares.

     (4) Mrs. Koplow served as Secretary and Director of Office Specialists, Inc. prior to its acquisition by the Company. Includes 146,178 shares beneficially owned as co-trustee of two trusts for the benefit of Mrs. Koplow's children. Does not include 191,306 shares held by Mrs. Koplow's husband, Richard
A. Koplow.

     (5) Mr. Derito serves as President of Office Specialists, Inc. which has recently been sold by the Company to Ranstad U.S., LP. Mr. Derito previously served as Chief Executive Officer, President and Vice Chairman of the Board of Office Specialists, Inc. prior to its acquisition by the Company.

     (6) The Brent Road Limited Partnership is a limited partnership of which Richard A. Koplow is the general partner and one of Mr. Koplow's minor children is the limited partner.

     (7) The Lexington Trust is a trust for the benefit of Richard and Florence Koplow's children, of which Richard and Florence Koplow are the co-trustees.

     (8) The Concord Trust is a trust for the benefit of Richard and Florence Koplow's children, of which Richard and Florence Koplow are the co-trustees.

     (9) Mr. Murray served as Chief Executive Officer of Actium Technologies, Inc. and Actium Tools, Inc. (together, the "Actium Companies") until December 22, 1998 and previously served as Chief Executive Officer and a director of the Actium Companies prior to their acquisition by the Company.

     (10) Mr. Connolly served as Senior Vice President of Actium Technologies, Inc. and Chief Operating Officer of Actium Tools, Inc. until December 31, 1998 and previously served as Chief Operating Officer, Secretary and a director of Actium Technologies, Inc. and as Chief Operating Officer, President, Secretary and a director of Actium Tools, Inc. prior to their acquisition by the Company.

     (11) The shares are owned by a trust for the benefit of John L. Connolly's minor daughter. Mr. Connolly disclaims beneficial ownership of all shares held by the trust.

     (12) The shares are owned by a trust for the benefit of John L. Connolly's minor son. Mr. Connolly disclaims beneficial ownership of all shares held by the trust.

     (13) The shares are owned by a trust for the benefit of John L. Connolly's minor daughter. Mr. Connolly disclaims beneficial ownership of all shares held by the trust.

     (14) The shares are owned by a trust for the benefit of John L. Connolly's minor son. Mr. Connolly disclaims beneficial ownership of all shares held by the trust.

     (15) The shares are owned by a trust for the benefit of Charles A. Murray's minor daughter. Mr. Murray disclaims beneficial ownership of all shares held by the trust.

     (16) The shares are owned by a trust for the benefit of Charles A. Murray's minor daughter. Mr. Murray disclaims beneficial ownership of all shares held by the trust.

     (17) The shares are owned by a trust for the benefit of Charles A. Murray's minor daughter. Mr. Murray disclaims beneficial ownership of all shares held by the trust.

     (18) The shares are owned by a trust for the benefit of Charles A. Murray's minor daughter. Mr. Murray disclaims beneficial ownership of all shares held by the trust.

     (19) Cathy F. Schermer served as Chairperson of the Board, Vice-President, Secretary and Treasurer of Consulting Partners, Inc. prior to its acquisition by the Company. Includes 87,481 shares held in escrow by SunTrust Bank Atlanta pursuant to the Escrow Agreement dated August 31, 1998.

     (20) The Consulting Partners, Inc. Employee Stock Ownership Plan and Trust was established in 1990 for the purpose of providing retirement benefits for eligible employees of Consulting Partners, Inc.

     (21) The shares beneficially owned prior to offering and the shares being offered by "Bear Stearns & Co., Inc." are also beneficially owned, in the aggregate, by Lawrence E. Derito, Brent Road Limited Partnership, The Lexington Trust, and the Concord Trust and are included in the number of shares listed for such shareholders.